AGREEMENT AND PLAN OF REORGANIZATION

This Agreement and Plan of Reorganization (herein, together with all Exhibits, "Agreement") is entered in to as of November 6, 1996 by and between Lakota Energy, Inc., a Colorado corporation, ("Lakota"): and Chancellor Trading Group, Inc., a Colorado corporation ("Chancellor").

This Agreement sets forth the terms and conditions upon which Lakota will merge with and into Chancellor (the "Merger"), pursuant to an Agreement and Plan of Merger (the "Merger Agreement") in substantially the form attached hereto as Exhibit A, which provides, among other things, for the conversion and exchange of all Common Shares outstanding of Lakota ("Lakota Common Shares") into 9,187,500 shares of voting, no par value common stock of Chancellor ("Chancellor Common Stock").

In consideration of the mutual promises. and covenants contained herein, Lakota and Chancellor agree as follows:

                                  ARTICLE 1
                                 Definitions

As used in this Agreement, the following terms (whether used in singular or plural forms) shall have the following meanings:

"Contract" means any written contract, mortgage, deed of trust, bond, indenture, lease, license, note, franchise, certificate, option, warrant, right, or other instrument, document or agreement, and any oral obligation, right or agreement.

"GAAP" means generally accepted accounting principles, as that term is defined by the American Institute of certified public accountants under the first standard of reporting under its generallyaccepted accounting standards.

"Knowledge" of Lakota of or with respect to -any matter means that any of the executive officers, directors or senior managers of Lakota has, or after due inquiry and investigation would have, actual awareness or knowledge of such matter, and "Knowledge" of Chancellor of or with respect to any matter means that any of the executive officers, directors or senior managers of Chancellor has, or after due inquiry and investigation would have, actual awareness or knowledge of such matter.

"Legal Requirements" means applicable common law and any statute, ordinance, code or other law, rule, regulation, order, technical or other standard, requirement, judgment, or procedure enacted, adopted, promulgated, applied or followed by any governmental authority, including judgments.

"Lien" means any security agreement, financing statement filed with any governmental authority, conditional sale statement filed with any governmental authority, conditional sale or other tide retention agreement, any lease, consignment or bailment given for purposes of security, any lien, mortgage, indenture, pledge, option, encumbrance, adverse interest, constructive trust or other trust, claim, attachment, exception to or defect in title or other ownership interest (including but not limited to reservations, rights of entry, possibilities of reverter, encroachments, easement, rights-ofway, restrictive covenants leases and licenses) of any kind, which otherwise constitutes an interest in or claim against property, whether arising pursuant to any Legal Requirement, Contract or otherwise.

"Transaction Document" means any Contract or other written report or record required to be provided pursuant to this Agreement.

                                  ARTICLE 2
                                   Merger

Section 2.1 Merger. Subject to the terms and conditions contained in this Agreement, Lakota will be merged by statutory merger with and into Chancellor pursuant to the Merger Agreement at a Closing at the Effective Tune of the Merger as defined in the Merger Agreement. In the Merger, the shares of Lakota outstanding immediately prior to the effective time of the merger (excluding shares as to which statutory dissenters' rights have been exercise) will be converted into and exchanged for 9,187,500 shares of Chancellor Common Stock, subject to adjustments as provided in Section 2.2.

Section 2.2 Mechanics for Closing Merger. Upon the approval of the respective shareholders, the executed Articles of Merger shall be filed with the Colorado Secretary of State.

Section 2.3 Further Assurances. At or after Closing, Lakota, at the request of Chancellor, shall promptly execute and deliver, or cause to be executed and delivered, to Chancellor all such documents and instruments, in form and substance satisfactory to Chancellor, as Chancellor reasonably may request in order to carry out or evidence the terms of this Agreement.

                                  ARTICLE 3
                     Representations and Warranties of Lakota

Lakota represents and warrants to Chancellor, as of the date of this Agreement and as of Closing, as follows:

Section 3. 1 Organization and Qualification of Lakota. Lakota is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado and has all requisite power to conduct its activities as such activities are currently conducted.

Section 3.2 Authority. Lakota. has all requisite power and authority to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by Lakota have been duly and validly authorized by all necessary action on the part of Lakota. This Agreement has been duly and validly executed and delivered by Lakota, and is a valid and binding obligation of Lakota, enforceable against Lakota in accordance with its terms.

Section 3.3 Ownership and Number of Common Shares of Lakota. The shareholders set forth on Exhibit 3.3 own the Lakota Common Shares shown thereon, beneficially and of record, free and clear of all liens. The Lakota Common Shares are not subject to, or bound or affected by, any proxies, voting agreements, or other restrictions on the incidents of ownership hereof. There are not, and will not at Closing, be more than 4,593,750 outstanding Lakota Common Shares.

Section 3.4 No Subsidiaries. Lakota does not control or hold direct or indirect equity interests in, or hold rights to control or acquire direct or indirect equity interests in, any corporation except that Lakota has the option to purchase 399,999 Common Shares of West Bolt Energy, Inc., a Texas Corporation.

Section 3.12 Absence of Certain Changes or Events. Since the date of the balance sheet there has not occurred:

(a) any material and adverse change in the financial condition or operations of Lakota,

(b) any damage, destruction or loss to or of any of the material assets or properties owned or leased by Lakota;

(c) the creation or attachment of any Lien against the Common Shares of Lakota,

(d) any waiver, release, discharge, transfer, or cancellation by Lakota of any rights or claims of material value;

(e) any issuance by Lakota of any Common Shares, or any merger or consolidation of Lakota with any other Person, or any acquisition by Lakota of the business of any other Person;

(f) any incurrence, assumption or guarantee by Lakota of any indebtedness or liability;

(g) any declaration, setting aside or payment by Lakota of any dividends on, or any other distribution with respect to, any Common Shares of Lakota or any repurchase, redemption, or other acquisition of any Common Shares of Lakota;

(h) (A) any payment of any bonus, profit sharing, pension or similar payment or arrangement or special compensation to any employee of Lakota, except in the ordinary course of the administration of Lakota, or (B) any increase in the compensation payable or to become payable to any employee of Lakota; or

(i) the entry by Lakota into any Contract to do any of the foregoing.

Section 3.13 Material Lakota Contracts. As of the date of this Plan of Reorganization, Lakota does not have except as discussed in Exhibit 3.13,
(i) contracts evidence or evidencing or relating to any liabilities or obligations of Lakota, whether absolute, accrued, contingent or otherwise, or granting any Person a Lien or against any properties or assets owned or leased by Lakota; (ii) joint venture or partnership Contracts between Lakota and any other person; (iii) Contracts limiting the freedom of Lakota to engage in or to compete in any activity, or to use or disclose any information in its possession; and (iv) any other Contracts to which Lakota is a party or by which it or the assets or properties owned or leased by it are bound or affected that are not set forth on other Exhibits hereto, which in the aggregate contemplate payments to or by Lakota exceeding $50,000 in any twelvemonth period (collectively herein as the "Material Lakota Contract"). Lakota has delivered to Chancellor true and complete copies of each of the Material Lakota Contracts, including any amendments thereto (or, in the case of oral Material Lakota Contracts is valid, in full force and effect and enforceable in accordance with its terms against the parties thereto other than Lakota, and Lakota has fulfilled when due, or has taken all action necessary to enable it to fulfill. when due, all. of its obligations thereunder; (ii) there has not occurred any default (without regard to lapse of time, the giving of notice, or the election of any person other than Lakota, or any combination thereof) by Lakota, nor, to the knowledge of Lakota, has there occurred any default (without regard to lapse of time, the giving of notice, or the election of Lakota, or any combination thereof) by any other person, under any of the Material Lakota Contracts; and (iii) neither Lakota nor, to the knowledge of Lakota, any other person is in arrears in the performance or satisfaction of its obligations under any of the Material Lakota Contracts, and no waiver has been granted by any of the parties thereto.

Section 3.14 Real Property. As of the date of this Plan of Reorganization, Lakota does not own any real property.

Section 4.2 Authority. Chancellor has all requisite corporate power and authority to execute, deliver and perform this Agreement. The execution, delivery, and performance of this Agreement by Chancellor have been duly and validly authorized by all necessary action on the part of Chancellor. This Agreement has been duly and validly executed and delivered by Chancellor, and is the valid and binding obligation of Chancellor, enforceable against Chancellor in accordance with its terms.

Section 4.3 Validity and Ownership of Chancellor Common Stock. The
Chancellor Common Stock received by the shareholders of Lakota at Closing will be validly issued and outstanding, fully paid and nonassessable. The Chancellor Common Stock will not be subject to, nor bound or affected by, any proxies, voting agreements, or other restrictions on the ownership thereof.

Section 4.4 No Subsidiaries. Chancellor does not control or hold direct or indirect equity interests in, or hold rights to control or acquire direct or indirect equity interests in, any corporation.

Section 4.5 Capitalization of Chancellor. The authorized capital stock of Chancellor consists of 50,000,000 duly authorized shares of common stock, no par value, of which 1,801,000 are validly issued and outstanding, fully paid and nonassessable. There are 5,000,000 shares of non-voting preferred stock, no par value per share authorized, of which there are no preferred shares issued and outstanding. There are no other authorized or outstanding subscriptions, options, convertible securities, warrants, calls or other rights of any kind issued or granted by, or binding upon, Chancellor to purchase or otherwise acquire any securities of or equity interest in Chancellor.

Section 4.6 No Conflicts; Required Consents. The execution, delivery and performance by Chancellor of this Agreement does not and win not: (i) conflict with or violate any provisions of the articles or certificate of incorporation or bylaws of Chancellor; (ii) violate any provision of any Legal Requirements; or (iii) conflict with, violate, result in a breach of, constitute a default under (without regard to requirements of notice, lapse of time, or elections of other persons, or any combination thereof) or accelerate or pen-nit the acceleration of the performance required by, any Contract or Lien to which Chancellor is a party or by which Chancellor or the assets or properties owned or leased by it are bound or affected.

Section 4.7 Resignation of Directors and Officers. Chancellor shall deliver to Lakota the resignation of the directors and officers of Chancellor.
Section 4.8 Litigation. Other than disclosed in Exhibit 4.8, there is no litigation pending or, to Chancellor's knowledge, threatened, by or before any governmental authority or private arbitration tribunal, against Chancellor or its operations, nor, to Chancellor's knowledge, is there any basis for any such litigation.

Section 4.9 Compliance with Applicable Legal Requirements. Conduct by Chancellor of its activities as currently conducted does not violate or infringe upon any Legal Requirements currently in effect, or, to the knowledge of Chancellor, proposed to become effective; and Chancellor has received no notice of any violation by Chancellor of any Legal Requirements applicable to Chancellor or its activities as currently conducted; and Chancellor knows of no basis for the allegation of any such violation.

Section 4.10 Financial Statements. Chancellor is a development stage corporation with no assets and shareholder equity. Chancellor has delivered to Lakota the audited financial statements for the period July 14, 1995 (inception) through February 22, 1996 and the unaudited balance sheet and statement of operations of Chancellor as of September 30, 1996. The unaudited financial statements were prepared in accordance with GAAP and present fairly the financial position of Chancellor as of the date indicated and the results of operations of Chancellor for the period ended September 30, 1996.

Section 4. 11 Liabilities. Chancellor has no liabilities or obligations, whether absolute, accrued, contingent or otherwise, that are not reflected in the balance sheet or nondelinquent obligations for ordinary and recurring expenses, including in the ordinary course of business of Chancellor since the date of the balance sheet.

Section 4.12 Tax Returns and Payments. Chancellor has filed all federal, state, local and foreign tax returns required to be filed, and has timely paid all taxes that have become due and payable, whether or not so shown on any such tax returns. Chancellor has not received any notice of, nor does Chancellor have any knowledge of, any deficiency or assessment of proposed any knowledge of, any deficiency or assessment of proposed deficiency or assessment from any taxing governmental authority. There are no tax audits pending with respect to Chancellor, and there are no outstanding agreements or waivers by or with respect to Chancellor that extend the statutory period of limitations applicable to any federal, state, local or foreign tax returns for any period.

Section 4.13 Absence of Certain Changes or Events. Since the date of the Balance Sheet there has not occurred:

(a) any material and adverse chance in the financial condition or operations of Chancellor;

(b) any damage, destruction or loss to or of any of the material assets or properties owned or leased by Chancellor;

(c) the creation or attachment of any Lien against the Common Stock of Chancellor;

(d) any waiver, release, discharge, transfer, or cancellation by Chancellor of any rights or claims of material value;

(e) any issuance by Chancellor of any securities, or any merger or consolidation of Chancellor with any other Person, or any acquisition by Chancellor of the business of any other Person;

(f) any incurrence, assumption or guarantee by Chancellor of any indebtedness or liability;

(g) any declaration, setting aside or payment by Chancellor of any dividends on, or any other distribution with respect to, any capital stock of Chancellor or any repurchase, redemption, or other acquisition of any capital stock of Chancellor;

(h) (A) any payment of any bonus, profit sharing, pension or similar payment or arrangement or special compensation to any employee of Chancellor, except in the ordinary course of the administration of Chancellor, or (B) any increase in the compensation payable or to become payable to any employee of Chancellor; or

(i) the entry by Chancellor into any Contract to do any of the foregoing.

Section 4.14 Material Chancellor Contracts. As of the date of this Plan of Reorganization, Chancellor does not have (i) contracts evidence or evidencing or relating to any liabilities or obligations of Chancellor, whether absolute, accrued, contingent or otherwise, or granting any Person a Lien or against any properties or assets owned or leased by Chancellor; (ii) joint venture or partnership Contracts between Chancellor and any other person; (iii) Contracts limiting the freedom of Chancellor to engage in or to compete in any activity, or to use or disclose any information in its possession; and (iv) any other Contracts to which Chancellor is a party or by which it or the assets or properties owned or leased by it are bound or affected that are not set forth on other Exhibits hereto, which in the aggregate contemplate payments to or by Chancellor exceeding $50,000 in any twelve-month period (collectively herein as the "Material Chancellor Contract"). Chancellor has delivered to Lakota true and complete copies of each of the Material Chancellor Contracts, including any amendments thereto (or, in the case of oral Material Chancellor Contracts is valid, in full force and effect and enforceable in accordance with its terms against the parties thereto other than Chancellor, and Chancellor has fulfilled when due, or has taken all action necessary to enable it to fulfill when due, all of its obligations thereunder; (ii) there has not occurred any default (without regard to lapse of time, the giving of notice, or the election of any person other than Chancellor, or any combination thereof) by Chancellor, nor, to the knowledge of Chancellor, has there occurred any default (without regard to lapse of time, the giving of notice, or the election of Chancellor, or any combination thereof) by any other person, under any of the Material Chancellor Contracts; and (iii) neither Chancellor nor, to the knowledge of Chancellor, any other person is in arrears in the performance or satisfaction of its obligations under any of the Material Chancellor Contracts, and no waiver has been granted by any of the parties thereto.

Section 4.15 Real Property. As of the date of this Plan of Reorganization, Chancellor does not own any real property.

Section 4.16 Employees. As of the date of this Plan of Reorganization, Chancellor does not have any employees.

Section 4.17 Books and Records. All of the books, records and accounts of Chancellor are in all material respects true and complete, are maintained in accordance with good business practice and all applicable Legal Requirements, accurately present and reflect in all material respects all of the transactions therein described, and are reflected accurately in the Financial Statements. Chancellor has previously delivered to Lakota the complete stock record book of Chancellor and true and complete copies of all of the minutes of meetings and all other corporate actions of the stockholders, Board of Directors and committees of the Board of Directors of Chancellor since the date of its incorporation.

Section 4.18 Certain Interests. None of Chancellor or its officers, directors, or holders of 10% or more of Chancellor Common Stock, directly or indirectly is, or owns any interest in, or controls, or is an employee, officer, director or partner of or participant in, or consultant to, any person which is a competitor, supplier or customer of Chancellor.

Section 4.19 Bank Accounts. Exhibit 4.19 sets forth all bank accounts, brokerage accounts, and safe deposit boxes of any kind maintained by Chancellor and, in each case, identifies the persons that are authorized signatories for, or which are authorized to have access to, each of them.

Section 4.20 Changes in Circumstances. Chancellor has no knowledge of (i) any current or future condition or state of facts or circumstances which could reasonably be expected to result in a material and adverse change in the financial condition of operations of Chancellor, or (ii) any Legal Requirements currently in effect from which Chancellor currently is, or any currently proposed Legal Requirements from which Chancellor would be, exempt by reason of any "grandfather" clauses or provisions contained therein, but which would be applicable to Lakota following closing.

SECTION 4.21 ACCURACY of Information. None of the written information and documents which have been or will be furnished by Chancellor or any representatives of Chancellor to Lakota or any of the representatives of Chancellor in connection with the transactions contemplated by this Agreement contains or will contain, as the case may be, any untrue statement of a material fact, or omits or will omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances in which made. To the knowledge of Chancellor, Chancellor has disclosed to Lakota all material information relating to Chancellor and its activities as currently conducted.

                                  ARTICLE 5
                      Covenants of Lakota and Chancellor

Section 5. 1 Affirmative Covenants of Lakota. Except as Chancellor may otherwise consent in writing, between the date of this Agreement and Closing, Lakota shall:

(a) conduct its business only in the usual, regular, and ordinary course and in accordance with past practices;

(b) (1) duly comply with all applicable Legal Requirements; (2) perform all of its obligations under all Lakota Contracts without default; and (3) maintain its books, records, and accounts on a basis consistent with past practices;

(c) (1) give to Chancellor and its counsel, accountants and other representatives reasonable access, dcuring a normal business hours to the premises of Lakota, all of the assets and properties owned or leased by Lakota, Lakota'ds books and records, and Lakota's personnel; (2) furnish to Chancellor and such representatives all such additional documents (certified by an officer of Lakota, if requested), financial information and other information as Lakota may from time to time reasonably request, and (3) cause Lakota's accountants to permit Chancellor and its accountants to examine the records and working papers pertaining to Lakota's financial statements' provided that no investigation by Chancellor or its representatives will affect or limit the scope of any of the representations and warranties of Lakota herein or in any Exhibit or other related document;

(d) use its best efforts to obtain in writing as promptly as possible all approvals and consents required to be obtained by Lakota in order to consummate the transactions contemplated hereby and deliver to Chancellor copies, satisfactory in form and substance to Chancellor, of such approvals and consents;

(e) promptly deliver to Chancellor true and complete copies of all monthly and quarterly financial statements of Lakota and any reports with respect to the activities of Lakota which are prepared by or for Lakota at any time from the date hereof until Closing; and

(f) promptly notify Chancellor of any circumstance, event or action, by Lakota or otherwise, (A) which, if known at the date of this Agreement, would have been required to be disclosed in or pursuant to this Agreement, or (B) the existence, occurrence or taking of which would result in any of the representations and warranties of Lakota in this Agreement or in any Transaction Document not being true and correct in all material respects.

Section 5.2 Negative Covenants of Lakota. Except as Chancellor may otherwise consent in writing, between the date of this Agreement and Closing, Lakota shall not:

(a)  change the character of its business;

(b) incur any liability or obligation or enter into any Contract except, in each case, in the ordinary course of business consistent with prior practices and not prohibited by any other provision hereof;

(c) incur, assume or guarantee any indebtedness or liability in respect of borrowed money;

(d) make any capital expenditure or commitment for capital expenditure, whether or not in the ordinary course of business, other than transaction contemplated with Michael Childers as described in Exhibit 5.2(d);

(e) create, modify, terminate, or abrogate any Material Lakota Contract other than in the ordinary course of business, or waive, lease, discharge, transfer or cancel any rights or claims of material value;

(f) create or permit the creation or attachment of any Lien against any of the assets or properties owned or leased by it;

(g) except as otherwise required by this Agreement, prepay any material liabilities or obligations;

(h) issue any securities, or merge or consolidate with any other person, or acquire any of the securities, partnership or joint venture interests, or business of any other person;

(i) declare, set aside or pay any dividends on, or make any other distribution with respect to, any of its capital stock, or repurchase, redeem or otherwise acquire any of its capital stock; and

(j) enter into any transaction or permit the taking of any action that would result in any of the representations and warranties in this Agreement not being true and correct in all material respects at Closing.

Section 5.3 Affirmative Covenants of Chancellor. Except as Lakota may otherwise agree in writing, between the date of this Agreement and Closing, Chancellor shall:

(a) conduct its business only in the usual, regular, and ordinary course and in accordance with past practices;

(b) (1) duly comply with all applicable Legal Requirements; (2) perform all of its obligations under all Chancellor Contracts without default; and (3) maintain its books, records, and accounts on a basis consistent with past practices;

(c) (1) give to Lakota and its counsel, accountants and other representatives reasonable access during normal business hours to the premises of Chancellor, all of the assets and properties owned or leased by Chancellor, Chancellor's books and records, and Chancellor's personnel; (2) furnish to Lakota and such representatives all such additional documents (certified by an officer of Chancellor, if requested), financial information and other information as Chancellor may from time to time reasonably request; and (3) cause

Chancellor's accountants to permit Lakota and its accountants to examine the records and working papers pertaining to Chancellor's financial statements' provided that no investigation by Lakota or its representatives will affect or limit the scope of any of the representations and warranties arising herein or in any exhibit or other related document;

(d) use its best efforts to obtain in writing as promptly as possible all approvals and consents required to be obtained by Chancellor in order to consummate the transactions contemplated hereby and deliver to Lakota copies, satisfactory in form and substance to Lakota, of such approvals and consents;

(e) promptly deliver to Lakota true and complete copies of all monthly and quarterly financial statements of Chancellor and any reports with respect to the activities of Chancellor which are prepared by or for Chancellor at any time from the date hereof until Closing; and

(f) promptly notify Lakota of any circumstance, event or action, by Chancellor or otherwise, (A) which, if known at the date of this Agreement, would have been required to be disclosed in or pursuant to this Agreement, or (B) the existence, occurrence or taking of which would result in any of the representations and warranties of Chancellor in this Agreement or in any Transaction Document not being true and correct in all material respects.

Section 5.4 Negative Covenants of Chancellor. Except as Lakota may otherwise consent in writing, between the date of this Agreement and Closing, Chancellor shall not:

(a)  change the character of its business;

(b) incur any liability or obligation or enter into any Contract in excess of $1,000;

(c) incur, assume or guarantee any indebtedness or liability in respect of borrowed money;

(d) make any capital expenditure or commitment for capital expenditure whether or not in the ordinary course of business;

(e) create, modify, terminate, or abrogate any Material Chancellor Contract other than in the ordinary course of business, or waive, lease, discharge, transfer or cancel any rights or claims of material value;

(f) create or permit the creation or attachment of any Lien against any of the assets or properties owned or leased by it;

(g) except as otherwise required by this Agreement, prepay any material liabilities or obligations;

(h) issue any securities, or merge or consolidate with any other person, or acquire any of the securities, partnership or joint venture interests, or business of any other person;

(i) declare, set aside or pay any dividends on, or make any other distribution with respect to, any of its capital stock, or repurchase, redeem or otherwise acquire any of its capital stock; and

(j) enter into any transaction or permit the taking of any action that would result in any of the representations and warranties in this Agreement not being true and correct in all material respects at Closing.

Section 5.5 Joint Undertakings. Each of Chancellor and Lakota shall cooperate and exercise commercially reasonable efforts to facilitate the consummation of the transactions contemplated by this Agreement so as to permit Closing to take place on the date provided herein and to cause the satisfaction of conditions to Closing set forth in Article 6.

Section 5.6 Confidentiality.

(a) Any non-public information that Chancellor may obtain from Lakota in connection with this Agreement including but not limited to information concerning trade secrets, licenses, research projects, costs, profits, markets, sales, customer lists, strategies, plans for future development and any other information of a similar nature, shall be deemed confidential and, unless and until Closing shall occur, Chancellor shall not disclose any such information to any third party (other than its directors, officers and employees,and persons whose knowledge thereof is necessary to facilitate the consummation of the transactions contemplated hereby) or use such information to the detriment of Lakota; provided that (i) Chancellor may use and disclose any such information once it has been publicly disclosed
(other than by Chancellor in breach of its obligations under this Section) or which rightfully has come into the possession of Lakota (other than from Lakota), and (ii) to the extent that Chancellor may become compelled by Legal Requirements to disclose any of such information, Chancellor may disclose such information if it shall have used all reasonable efforts, and shall have afforded Lakota the opportunity, to obtain an appropriate protective order, or other satisfactory assurance of confidential treatment, for the information compelled to be disclosed. In the event of termination of this Agreement, Chancellor shall use all reasonable efforts to cause to be delivered to Lakota, and retain no copies of, any documents, work papers and other materials obtained by Chancellor or on its behalf from Lakota, whether so obtained before or after the execution hereof.

(b) Any non-public information that Lakota may obtain from Chancellor in connection with this Agreement, including but not limited to information concerning trade secrets, licenses, research projects, costs, profits, markets, sales, customer lists, strategies, plans for future development and any other information of a similar nature, shall be deemed confidential and, unless and until Closing shall occur, Lakota shall not disclose any such information to any third party (other than its directors, officers and employees, and persons whose knowledge thereof is necessary to facilitate the consummation of the transactions contemplated hereby) or use such information to the detriment of Lakota; provided that
(i) Lakota may use and disclose any such information once it has been publicly disclosed (other than by Lakota in breach of its obligations under this Section) or which rightfully has come into the possession of Chancellor (other than from Chancellor), and (ii) to the extent that Lakota may become compelled by Legal Requirements to disclose any of such information, Lakota may disclose such information if it shall have used all reasonable efforts, and shall have afforded Chancellor the opportunity, to obtain an appropriate protective order, or other satisfactory assurance of confidential treatment, for the information compelled to be disclosed. In the event of termination of this Agreement, Lakota shall use all reasonable efforts to cause to be delivered to Chancellor, and retain no copies of, any documents, work papers and other materials obtained by Lakota or on its behalf from Lakota, whether so obtained before or after the execution hereof.

Section 5.6 Publicity. Chancellor and Lakota shall each consult with and obtain the consent of the other before issuing any press release or making any other public disclosure concerning THIS Agreement or the transactions contemplated hereby unless, in the reasonable judgment of the disclosing party, a release or disclosure is required to discharge its disclosure obligations under applicable legal requirements, in which case it shall in good faith consult with the other party about the form, content and timing of such release or disclosure prior to its release or disclosure.

                                  ARTICLE 6
                             Conditions Precedent

Section 6.1 Conditions to Lakota's Obligations. The obligations of Lakota to consummate the transactions contemplated by this Agreement are subject to the following conditions:

(a) Accuracy of Representations. The representations of Chancellor in Us Agreement or in any Transaction Document shall be true and accurate in all material respects at and as of Closing with the same effect as if made at and as of Closing, except as affected by the transactions contemplated hereby.

(b) Performance of Agreements. Chancellor shall have performed all obligations and agreements and complied with all covenants in this Agreement to be performed and complied with by it at or before Closing.

(c) Officer's Certificate. Lakota shall, have received a certificate executed by an executive officer of Chancellor, dated as of Closing, reasonably satisfactory in form and substance to Lakota certifying that the conditions stated in subparagraphs (a), (b), (d) and (e) of this Section have been satisfied.

(d) Legal Proceedings. There shall be no Legal Requirement, and no judgment shall have been entered and not vacated by any governmental authority of competent jurisdiction and no litigation shall be pending' which restrains, makes illegal or prohibits consummation of the transactions contemplated hereby.

(e) Consents. Lakota shall have obtained evidence, in form and substance satisfactory to it, that there have been obtained all consents, approvals and authorizations required by this Agreement.

(f) Resignation of Officers and Directors. Each of the officers and directors of Chancellor whose resignation Lakota shall have requested pursuant to Section 4.5 shall have been delivered to Lakota effective as of Closing.

(g) Legal Matters Satisfactory to Lakota's Counsel. All actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement or incidental thereto and all related legal matters shall be reasonably satisfactory to and approved by Lakota's counsel, and such counsel shall have been furnished with such certified copies of actions and proceedings and such other instruments and documents as it shall have reasonably requested.

(h) Bank Account. The bank account of Chancellor shall contain cash in the amount of $138 as of Closing and there shall be no outstanding checks which have not cleared the banking system.

Section 6.2 Conditions to Chancellor's Obligations. The obligations of Chancellor to consummate the transactions contemplated by this Agreement are subject to the following conditions:

(a) Accuracy of Representations. The representations of Lakota in this Agreement or in any Transaction Document shall be true and accurate (in all material respects) at and as of Closing with the same effect as if they were made at and as of Closing, except as affected by the transactions contemplated hereby.

(b) Performance of Agreements. Lakota shall have performed an obligations and agreements and complied with all covenants in this Agreement or in any Transaction Document to which it is a party to be performed and complied with by it at or before Closing.

(c) Officer's Certificate. Chancellor shall have received a certificate executed by a manager of Lakota, dated as of Closing, reasonably satisfactory in form and substance to Chancellor, certifying that the conditions stated in subparagraphs (a) and (b) of this Section have been satisfied.

(d) Legal Proceedings. There shall be no Legal Requirement, and no judgment shall have been entered and not created by any governmental authority of competent jurisdiction and no litigation shall be pending which (i) restrains, make illegal or prohibits consummation of the transactions contemplated hereby or (ii) could have a material adverse effect upon the operations or financial condition of Lakota.

(e) Consents. Chancellor shall have received evidence, in form and substance satisfactory to it, that there have been obtained all consents, approvals, and authorizations required by this Agreement.

(f) Legal Matters Satisfactory to Chancellor and its Representatives. All actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement or incidental thereto and all related legal matters shall be reasonably satisfactory to and approved by Chancellor's counsel, and such counsel shall have been furnished with such certified copies of actions and proceedings and such other instruments and documents as it shall have reasonably requested.

                                  ARTICLE 7
                               Indemnification

Section 7.1 Indemnification by Lakota. From and after Closing, Lakota shall indemnify and hold harmless Chancellor, its officers and directors, agents and representatives, and any person claiming by or through any of them, as the case may be, form and against any and all losses and related expenses arising out of or resulting from:

(a) any representations and warranties of Lakota in this Agreement not being true and accurate when made or when required by this Agreement to be true and accurate; or

(b) any failure by Lakota to perform any of its covenants, agreements or obligations in this Agreement.

(c) all undisclosed abilities and obligations relating to, or arising out of activities of Lakota during periods prior to Closing.

Section 7.2 Indemnification by Chancellor. From and after Closing, Chancellor shall indemnify and hold harmless Lakota, its officers and directors, agents and representatives, and any person claiming by or through any of them, as the case may be, form and against any and all losses and related expenses of Chancellor out of or resulting from:

(a) any representations and warranties of Chancellor in this Agreement not being true and accurate when made or when required by this Agreement or any Transaction Document to be true and accurate; or

(b) any failure by Chancellor to perform any of its covenants, agreements or obligations in this Agreement.

(c) all undisclosed abilities and obligations relating to, or arising out of activities of Chancellor during periods prior to Closing.
Section 7.3. Indemnification Against Third Party Claims. Promptly after receipt by a person entitled to indemnification hereunder (the "Indemnitee") of written notice of the assertion of any claim or the commencement of any Litigation with respect to any matter referred to in Sections 7.1 or 7.2, the Indemnitee shall give written notice thereof to the party from whom indemnification is sought pursuant hereto (the "Indemnitor") and thereafter shall keep the Indemnitor reasonably informed with respect thereto, provided that failure of the Indemnitee to give the Indemnitor notice as provided herein shall not relieve the Indemnitor of its obligations hereunder. In case any litigation is brought against any Indemnitee, the Indemnitor shall be entitled to participate in (and at the request of the Indemnitee shall assume) the defense thereof with counsel satisfactory to the Indemnitee at the Indemnitor's expense. If the Indemnitor, at the Indemnitee's request, shall assume the defense of any settlement shall include as an unconditional term thereof the giving by the claimant or the plaintiff of a release of the Indemnitee, satisfactory to the Indemnitee, from all liability with respect to such litigation.

Section 7.4. Time and Manner of Certain Claims. The representations and warranties of Chancellor and the Principal Shareholders in this Agreement shall survive Closing; provided, however, that neither Chancellor nor the Principal Shareholders shall have any liability under Sections 7.1 or 7.2, respectively unless a claim is asserted by the party seeking indemnification thereunder by written notice to the party from whom indemnification is sought within three years after Closing, sand such party commences litigation seeking such indemnification within 180 days following the date of such notice.

Section 7.5 Tax Effect. In calculating amounts payable to an Indemnitee hereunder, (i) the amount of the indemnified losses shall be reduced by the amount of any reduction in the Indemnitee's liability for taxes resulting from the facts or occurrence giving rise to the indemnified losses; and (ii) the amount of the indemnified losses shall be grossed up by the amount of any increase in liability for taxes resulting from indemnification with respect thereto.

                                  ARTICLE 8
                                 Termination

Section 8.1 Termination Events. This Agreement may be terminated and the transactions contemplated hereby may be abandoned:

(a) at any time, by the mutual agreement of Chancellor and Lakota;

(b) by either Chancellor or Lakota, if the other is in material breach or default of its respective covenants, agreements or other obligations hereunder or if any of its representations and warranties herein are not true and accurate in all material respects when made or when otherwise required by this Agreement to be true and accurate.

(c) by Lakota, if any of the conditions to its obligations set forth in
Section 6.1 shall not have been satisfied as of Closing, unless satisfaction shall have been frustrated or made impossible by an act or failure to act of Lakota; or

(d) by Chancellor, if any of the conditions to its obligations set forth in
Section 6.2 shall not have been satisfied as of Closing, unless satisfaction shall have been frustrate or made impossible by an act or failure to act of Chancellor; or

(e) by either Chancellor or Lakota upon written notice to the other, if the transactions contemplated by this Agreement are not consummated on or prior to December 31, 1996, for any reason other than material breach or default by such party of its respective representations, warranties, covenants, agreements or other obligations hereunder.

Section 8.2 Effect of Termination. If this Agreement shall be terminated, all obligations .of the parties hereunder shall terminate, except for the obligations set forth in Section 5.5, 5.6 and 9.3.

                                  ARTICLE 9
                                Miscellaneous

Section 9.1 Expenses. Lakota shall pay the legal, accounting and any other expenses incurred as a result of this transaction up to a maximum of $5,000. If this transaction is not consummated, each party shall bear its own costs.

Section 9.2 Waiver and Modifications. Any of the provisions of this Agreement may be waived at any time by the party entitled to the benefit thereof, upon the authority of the Board of Directors of such party; provided, however, that no waiver by Chancellor shall be authorized after the last vote of the stockholders of Chancellor if such waiver shall, in the judgment of the Board of Directors of Chancellor, affect materially and adversely the benefits of the Chancellor stockholders under this Agreement or the Agreement of Merger. Any of the provisions of this Agreement (including the exhibits and the Agreement of Merger) may be modified at any time prior to and after the vote of the stockholders of Chancellor by agreement in writing approved by the Board of Directors of each party and executed in the same manner (but necessarily by the same persons) as this Agreement, provided that such modification, after the last vote of the stockholders of Chancellor shall not, in the judgment of the Board of Directors of Chancellor, materially and adversely affect the benefits of Chancellor's stockholders under this Agreement or the Agreement of Merger. To the extent permitted by law, the powers of the Board of Directors may be delegated by the Board of the Executive Committee of such Board or by such Board (or by the Executive Committee to the extent any matter has been delegated to such Committee by the Board) to any officer or officers of such party, and any notices, consents or other action referred to in this Agreement may be given or taken by any officer so authorized.

Section 9.3 Finder commissions. Chancellor and Lakota each represents and warrants that no broker or finder is entitled to any brokerage or finder's fee or other commission based on agreements, arrangements or understandings made by it with respect to the transactions contemplated by this Agreement or by the Agreement of Merger, other than set forth in Exhibit 9.3.

Section 9.4 Notices. Any notice, request, instruction or other document to be given hereunder or under the Agreement of Merger by any part to another shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, if to Chancellor, addressed to:

Chancellor Trading Group, Inc.
12840 16th Avenue
Suite 203
White Rock, BC V4A 1N6

if to Lakota, addressed to:

Lakota Energy, Inc.
3350 Cumberland Circle
Suite 1900
Atlanta, Georgia 30339

Section 9.5 Abandonment. At any time before the effective date, this Merger Agreement may be terminated and the Merger may be abandoned by the Board of Directors of either Chancellor or Lakota or both, notwithstanding approval of this Agreement by the shareholders of Chancellor or the members of Lakota or both.

Section 9.5 Entire Agreement. This Agreement and Plan of Merger represents the entire agreement between the parties. Any and all other oral or written agreements concerning this merger shall be deemed null and void.

Section 9.6 Governing Law. This Agreement shall, be governed by, construed, and enforced in accordance with the laws of the State of Colorado.

Section 9.7 Counterparts. In order to facilitate the filing and recording of this Merger Agreement the same may be executed in any number of counterparts, each of which shall be deemed to be an original.

IN WITNESS WHEREOF, Chancellor and Lakota, by their duly authorized officers, have executed and delivered this Agreement effective as of the date first above written.

Lakota Energy. Inc.

By: /s/ R.Kent Honeyman
Name: R. Kent Honeyman
Title:  President

Chancellor Trading Group, Inc.

By: /s/Kurt Waber
Name:  Kurt Waber
Title: Secretary